11026-00-02

AMENDMENT

to the

AUTOMATIC/FACULTATIVE YRT

REINSURANCE AGREEMENT

Effective September 1, 2008

between

FARMERS NEW WORLD LIFE INSURANCE COMPANY

Mercer Island, Washington

(hereinafter referred to as the “Ceding Company”) and

RGA REINSURANCE COMPANY

Chesterfield, Missouri, USA

(hereinafter referred to as the “Reinsurer”)

This Amendment is Effective as Indicated Below

I.	REVISION TO ARTICLE 5.5 - PREMIUM RATE GUARANTEE

Effective January 1, 2017, the first paragraph of Article 5.5 - Premium Rate Guarantee is hereby amended and replaced in its entirety with the following paragraph to provide for a revised reinsurance premium rate guarantee under the Agreement.

5.5 PREMIUM RATE GUARANTEE

Although the Reinsurer anticipates that the premium rates in Exhibit D will apply indefinitely, it guarantees only that the premium rates applicable to the business reinsured under this Agreement will not exceed the greater of: (1) the reinsurance premium rates specified in Exhibit D, or (2) the U.S. statutory valuation net premiums applicable to the covered policies calculated using the appropriate 2001 CSO sex and smoker distinct, select and ultimate, age last birthday mortality table and maximum statutory interest rate for the reinsured business. The Reinsurer does not anticipate holding any deficiency reserves on the business reinsured under this Agreement.

II.	THE FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA)

Effective July 1, 2014, Article 13 - General Provisions is hereby amended by the addition of the following Section 13.7 which incorporates into the Agreement language to comply with the Foreign Account Tax Compliance Act (FATCA).

13.7 THE FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA)

Both the Reinsurer and the Ceding Company agree to provide all information necessary to comply with the Foreign Account Tax Compliance Act (FATCA) consistent with Sections 1471 - 1474 of the US Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, Forms W-9, Forms W-8BEN-E, reasonably available information necessary, as described in 26 USCA Section 1471(c), for the parties to enter into an agreement described in Section 1471(b) of the US Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the US and any other jurisdictions relating to FATCA. This information shall be provided promptly upon reasonable request by either party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.

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The parties to this Agreement acknowledge that if it fails to supply such information on a timely basis, it may be subject to a 30% US withholding tax imposed on payments of US source income.

III.	UPDATES TO EXHIBIT A - RETENTION SCHEDULE OF THE CEDING COMPANY

Effective September 1, 2008, Exhibit A - Retention Schedule of the Ceding Company is hereby amended and replaced in its entirety with the attached Exhibit A in order to reflect changes which have occurred to the Retention schedule since the inception of the Agreement.

IV.	UPDATES TO EXHIBIT C - BINDING LIMITS

Effective September 1, 2008, Exhibit C - Binding Limits is hereby amended and replaced in its entirety with the attached Exhibit C in order to reflect changes which have occurred to the binding limits since the inception of the Agreement.

V.	All provisions of the Agreement not specifically modified herein remain unchanged.

IN WITNESS WHEREOF, both parties have executed this Amendment in duplicate as follows:

FARMERS NEW WORLD LIFE INSURANCE COMPANY		RGA REINSURANCE COMPANY

By:	/s/ James Hedreen	By:	/s/ Brian Sibley
Title:	Chief Actuary	Title:	VP Business Development
Date:	6/2/2017	Date:	5/31/2017
Location:	Mercer Island, WA	Location:	Chesterfield, Missouri

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EXHIBIT A - RETENTION SCHEDULE OF THE CEDING COMPANY

LIFE INSURANCE

Maximum Retention Per Life under this and all other agreements

Retention Schedule

September 1, 2008 to September 23, 2010

Issue Age	Standard – Table F Flat Extra < = $15	Over Table F Flat Extra > $15
0-60	$2,000,000	$250,000
61-80	$250,000	$250,000

Retention Schedule

September 24, 2010 to June 30, 2012

Issue Age	Standard – Table F Flat Extra < = $15	Over Table F Flat Extra > $15
0-70	$2,000,000 (WL/UL/VUL) $1,000,000 (all others)	$250,000
71+	$250,000	$250,000

Retention Schedule

July 1, 2012 to Present

Issue Age	Standard – Table F Flat Extra < = $15	Over Table F Flat Extra > $15
0-70	$2,000,000 (WL/UL/VUL) $1,000,000 (all others)	$250,000
71+	$250,000	$250,000

The Ceding Company will retain 10% of each policy on a life up to the above maximum dollar Retention limits. The Ultimate Amount of all in force policies, issued as either single or joint life, will be included for purposes of evaluating Retention.

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EXHIBIT C - BINDING

LIMITS

C.1	REINSURER’S SHARE

The Reinsurer’s share will be 67% of the total ceded amount on each policy on a first dollar quota share basis. This amount will not exceed the Reinsurer’s share of the maximum Automatic Binding Limits specified in Exhibit C.2.

C.2	AUTOMATIC BINDING LIMITS

a.	Life

For the purpose of determining the Automatic Binding Limit a $2.50 per 1,000 temporary or permanent flat extra rating will be considered one table in determining the limits as shown below.

Automatic Binding Limits

September 1, 2008 to November 30, 2010

Issue Ages	Pool Maximum Standard –Table D Flat Extra < = $10	Pool Maximum Table E – Table F Flat Extra $10.01-$15	Pool Maximum Over Table F Flat Extra > $15
21-60	$5,000,000	$5,000,000	$2,000,000
61-70	$1,500,000	$1,500,000	$1,500,000
71-80	$1,000,000	None	None

Automatic Binding Limits

December 1, 2010 to October 11, 2013

Issue Ages	Pool Maximum Standard – Table D Flat Extra < = $15	Pool Maximum Table E – Table F Flat Extra $10.01-$15	Pool Maximum Over Table F Flat Extra > $15
21-60	$10,000,000	$10,000,000	$2,500,000
61-70	$3,000,000	$3,000,000	$2,500,000
71-80	$2,000,000	None	None

Automatic Binding Limits

October 12, 2013 to Present

Issue Ages	Pool Maximum Standard – Table F Flat Extra < = $15	Pool Maximum Over Table F Flat Extra > $15
21-70	$10,000,000	$2,500,000
71-80	$1,250,000	$1,250,000

All pool maximum Automatic Binding amounts above exclude the Ceding Company’s retention per Insured.

b.	The maximum automatic binding limit to the Reinsurer is $500,000 for the life of any Professional Athlete.

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C.3	JUMBO LIMITS

The Ceding Company will not cede any risk Automatically if the total amount in force and applied for on the life with all insurance companies, including any amount to be replaced, exceeds the applicable amounts shown below.

Jumbo Limit

September 1, 2008 to November 30, 2010

Issue Age	Standard -Table D	Table E – Table F	Over Table F
21-60	$8,000,000	$8,000,000	$4,000,000
61-70	$3,000,000	$3,000,000	$3,000,000
71-80	$2,000,000	None	None

Jumbo Limit

December 1, 2010 to October 11, 2013

Issue Age	Standard -Table D	Table E – Table F	Over Table F
21-60	$15,000,000	$15,000,000	$8,000,000
61-70	$6,000,000	$6,000,000	$6,000,000
71-80	$4,000,000	None	None

Jumbo Limit

October 12, 2013 to Present

Issue Age	All Tables
0-70	$20,000,000
71-80	$4,000,000

C.4	CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT

The amount of such coverage provided by the Reinsurer will be limited to its share of the following amounts provided by the Ceding Company’s Conditional Receipt or Temporary Insurance Agreement.

September 1, 2008 to March 31, 2011

Maximum Amount
$50,000

April 1, 2011 to Present

Maximum Amount
$500,000

C.5	AGE LIMITS

Issue Age	Class
21-75	Premier and Preferred Non-Tobacco
21-80	Standard (Non-Tobacco and Tobacco)

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